May 28, 1996
Dallas, Texas

                          PRESS RELEASE

FOR IMMEDIATE RELEASE


     On January 26, 1996, Hudson's Grill of America, Inc. ("Hudson's"), a publicly held California corporation headquartered in Dallas, Texas, and engaged in the franchising of restaurants, announced the completion as of January 17, 1996, of the sale of its interest in the Hudson's Grill restaurant located in Oxnard, California. The buyer will also lease certain equipment from Hudson's. The sale included the payment of $5,230 in cash to Hudson's and the delivery of a note for $282,086.85.

     The sale of this restaurant continues Hudson's plans to sell all of its restaurants that it directly operates or jointly operates and in turn to concentrate on franchising its Hudson's Grill restaurant concept.

     Hudson's also announced that it was reselling Hudson's
Grill restaurants located in Westlake, California, and Whittier, California, for which Hudson's will receive $320,000 in cash and notes. Closing on the sale will be completed upon receipt of permission from regulatory authorities in California.

     On March 2, 1996, Hudson's first East Coast franchisee opened a Hudson's Grill in a food court location at the Garden State Mall in Paramus, New Jersey. This is the first restaurant opened under an agreement made with Jotar, Inc., in 1995 to develop parts of New Jersey and New York over the next fifteen years, and it is Hudson's first food court location.

     Hudson's recently modified its note from Famous Bars, Grills & Cafes of America, Inc. ("FGA"). FGA will resume payments on its note to Hudson's in February 1997 and will pay the note over ten years. At the same time, FGA assigned to Hudson's several notes from buyers of FGA's former restaurants; these notes will collateralize the modified note.

     Additionally, Hudson's announced that its directors had recommended that its shareholders adopt a resolution to increase the number of authorized shares that Hudson's can issue. The current number of authorized shares is insufficient to cover the current and future capital needs of Hudson's; its need to issue shares if and when various stock options are exercised; and in the future to allow Hudson's the flexibility to negotiate franchise agreements with larger restaurant operators.

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